EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 2-95091, 33-5913, 33-6835, 33-53381 and 33-27372) of Analogic Corporation of our report dated September 21, 2000 relating to the financial statements and financial statement schedule, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Boston, Massachusetts

December 11, 2000